Exhibit 99.1

ManpowerGroup Announces Acquisition of Ciber Norway
Deal Further Strengthens Experis Brand’s IT Capabilities

Oslo, Norway, August 24, 2016 – ManpowerGroup (NYSE: MAN), global leader in innovative workforce solutions, today announced an agreement with Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, to acquire its business in Norway.

The acquisition of Ciber Norway complements the organic growth of ManpowerGroup’s own professional resourcing and project-based workforce solutions arm, Experis, and will help meet growing demand in the IT sector. Ciber Norway’s business, including 130 employees, will transition over to ManpowerGroup when the deal is expected to close later this month, pending regulatory approval.

This acquisition builds on ManpowerGroup’s already strong presence in Norway. Since opening its first office there in 1952, ManpowerGroup has diversified its business across four brands—Manpower, Experis, ManpowerGroup Solutions and Right Management—now spanning thirty locations and finding work for more than 20,000 people in Norway each year. Ciber Norway brings with it ten years of IT industry expertise.

“We're pleased to announce this acquisition that continues to build on the strength of our Experis business in Norway and further accelerates our strategy to shift our business mix towards higher value and professional services.” said Maalfrid Brath, Managing Director ManpowerGroup Norway. “As clients across every sector continue to invest in rapidly changing technology and upgrade their capabilities, ManpowerGroup is well-equipped to deliver the best talent and provide in-demand skills at all levels of the IT market.”

“The sale of Norway follows our strategy to create a much more focused and simplified company as we have announced,” said Ciber President and Chief Executive Officer Michael Boustridge. "We are pleased to have found a high-quality home for our Norway business with ManpowerGroup/Experis. As a strategic buyer with local operations, we believe they will provide a seamless transition and great continuity and service to our customers and our employees.”

About ManpowerGroup
ManpowerGroup® (NYSE: MAN) is the world’s workforce expert, creating innovative workforce solutions for nearly 70 years. As workforce experts, we connect more than 600,000 people to meaningful work across a wide range of skills and industries every day. Through our ManpowerGroup family of brands – Manpower®, Experis®, Right Management® and ManpowerGroup® Solutions – we help more than 400,000 clients in 80 countries and territories address their critical talent needs, providing comprehensive solutions to resource, manage and develop talent. In 2016, ManpowerGroup was named one of the World’s Most Ethical Companies for the sixth consecutive year and one of Fortune’s Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible: www.manpowergroup.com.

About Experis
Experis™ is the global leader in professional resourcing and project-based solutions. Experis accelerates organizations' growth by attracting, assessing and placing specialized expertise in IT, Finance and Engineering to deliver in-demand talent for mission-critical positions and projects, enhancing the competitiveness of the organizations and people we serve. Experis is part of the ManpowerGroup family of companies, which also includes Manpower, ManpowerGroup Solutions and Right Management. To learn more, visit www.experis.com.

About Ciber, Inc.
Ciber is a global IT consulting company with approximately 6,000 employees in North America, Europe and Asia/Pacific. Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com and follow us on Twitter, LinkedIn, Facebook, Google Plus and our blog.

Forward Looking Statements
This press release contains forward-looking statements related to ManpowerGroup, Ciber Norway, and the potential benefits of the acquisition, including statements regarding timing of closing and results of the proposed transaction. Actual events or results may differ materially from those contained in the forward-looking statements due to risks, uncertainties and assumptions. These risks and uncertainties include, but are not limited to, risks associated with: ManpowerGroup's ability to successfully integrate Ciber Norway; execution of plans and strategies; the inability to successfully complete the transaction, and other important factors that could cause results of the acquisition and related transactions to differ materially from the forward-looking statements detailed in ManpowerGroup's public filings with the SEC, including its most recent Annual Report on Form 10-K. ManpowerGroup disclaims any obligation to update any forward-looking or other statements in this release, except as required by law.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to Ciber’s operations, results of operations and other matters that are based on Ciber’s current expectations, estimates, forecasts and projections. Words, such as "anticipate," "believe," "could," "expect," "estimate," "intend," "may," "opportunity," "plan," "positioned," "potential," "project," "should," and "will" and similar expressions, are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a more detailed discussion of these risks, see the information under the "Risk Factors" heading in Ciber’s Annual Report on Form 10-K for the year ended December 31, 2015, and Ciber’s Quarterly Report on Form 10-Q for the three months ended June 30, 2016, and other documents filed with or furnished to the Securities and Exchange Commission. Other than as required by law, Ciber undertakes no obligation to publicly update any forward-looking statements in light of new information or future events. Readers are cautioned not to put undue reliance on forward-looking statements.

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Contact
Scott Kozak
Ciber, Global Communications, Investor and Industry Relations
303-967-1379
skozak@ciber.com

Sven Fossum
Communications Manager
ManpowerGroup Norway
Mobile: +47 930 24 314
E-mail: sven.fossum@manpowergroup.no

http://www.manpowergroup.no/Presse/